                                  EXHIBIT 2



                      PURCHASE AND ASSUMPTION AGREEMENT



                                BY AND BETWEEN



                          WASHINGTON MUTUAL BANK FSB



                                     AND



                                 GLACIER BANK




                                    DATED



                                    AS OF



                                 MAY 19, 1999



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                                    SCHEDULES



Schedule 1.3      Fixed Assets

Schedule 1.4      Assumed Contracts

Schedule 1.14     Deposit Liability Exclusions

Schedule 1.15     Liabilities

Schedule 1.18     Real Property

Schedule 1.19     Transferred Employees

Schedule 2.1      Liens and Encumbrances

Schedule 4.2(g)   Leases Etc. as of Closing

Schedule 7.6(c)   Current Leases Etc.

Schedule 7.10     Insurance

Schedule 8.5      Brokers and Finders



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                                    EXHIBITS



Exhibit A      Estoppel Certificate

Exhibit B      Warranty Deed

Exhibit C      Assignment and Assumption Agreement

Exhibit D      Bill of Sale and Assumption Agreement



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                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT



        This Agreement is made and entered into this 19th day of May, 1999 by and between WASHINGTON MUTUAL BANK fsb, a federally chartered savings association whose head office is located in Salt Lake City, Utah ("WMBfsb"), and GLACIER BANK a Montana chartered banking corporation whose head office is located in Kalispell, Montana ("Buyer").

        WHEREAS, WMBfsb desires to sell certain depository accounts and certain assets attributable to its two branch banking offices in Butte, Montana upon the terms and conditions hereinafter set forth, and

        WHEREAS, Buyer is willing to acquire such assets and to assume the deposits and certain other liabilities attributable to such banking offices upon the terms and conditions hereinafter set forth,

        NOW, THEREFORE, the parties to this Agreement do hereby agree as follows:



                                    ARTICLE I

                                   DEFINITIONS

        Unless the context otherwise specifies and requires, the following terms have the meanings given below:

        1.1. "ACCOUNT LOAN" means any loan owned by WMBfsb as of the Closing Date that is either (i) secured by an account at a Banking Office together with all accrued but-unpaid interest and any accrued but unpaid late or other charges thereon or (ii) any overdraft balances on accounts at a Banking Office together with all accrued but unpaid interest and any accrued but unpaid late or other charges thereon ("Overdraft Loan").

        1.2. "AGREEMENT" means this Branch Purchase and Assumption Agreement.

        1.3. "ASSETS" means, subject to any adjustments described elsewhere in this Agreement: (i) the equipment, personal property and other fixed assets set forth on Schedule 1.3; (ii) all inventories and supplies on hand at the Banking offices as of the Closing Date, except for supplies of the loan departments upon which the name or logo of WMBfsb or any affiliated entity are affixed; (iii) books and records of WMBfsb as described in Section 2.4 hereof; (iv) all rights of WMBfsb under express or implied warranties given or made in connection with the Assets, if any; (v) all of WMBfsb's right, title and interest in and to the Assumed Contracts and the Real Property; (vi) all Account Loans; and, (vii) cash on hand at the Banking Offices, cash due and cash items in the process of collection for each Banking Office at the close of business on the Closing Date.



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        1.4. "ASSUMED CONTRACTS" means all mortgages, real property leases, contracts, equipment and personal property leases, and other agreements of WMBfsb attributable to the Banking Offices that are assumed by Buyer hereunder. All such contracts, leases and agreements, etc. are set forth on Schedule 1.4.

        1.5. "BANKING OFFICES" means the Butte Main Banking Office and the Butte Tamarack Banking Office.

        1.6. "BUTTE MAIN BANKING OFFICE" means the Banking Office located at 49 North Main Street, Butte, Montana.

        1.7. "BUTTE MAIN REAL PROPERTY" means the real property on which the Butte Main Banking Office is located and all improvements thereon, all as more fully described on Schedule 1.18.

        1.8. "BUTTE MAIN LEASES" means (i) that certain lease agreement dated October 7, 1988 between Prudential Federal Savings and Loan Association (predecessor in interest to WMBfsb) as landlord and D.A. Davidson & Co. as tenant, as such agreement may be amended from time to time, and (ii) that certain lease agreement dated September 25, 1997 between WMBfsb as landlord and Career Futures, Inc. as tenant, as such agreement may be amended from time to time.

        1.9. "BUTTE TAMARACK BANKING OFFICE" means the Banking Office located at 3701 Harrison Avenue, Butte, Montana.

        1.10. "BUTTE TAMARACK REAL PROPERTY" means the real property on which the Butte Tamarack Banking Office is located and all improvements thereon, all as more fully described on Schedule 1.18.

        1.11. "CLOSING" means the closing of the transactions contemplated by this Agreement, which is to take place via telephone by the parties' at their respective headquarters or such other place and method as shall be mutually agreed in writing by the parties hereto, at 10:00 a.m. Pacific time, on the Closing Date. Unless otherwise agreed by the parties, the Closing will be deemed to occur, and will be effective, at 11:59 p.m., Pacific time, on the Closing Date.

        1.12. "CLOSING DATE" means the later of either October 9, 1999 or five business days after the receipt of all regulatory approvals and the expiration of any legally required waiting, protest or appeal periods, or such other date as is mutually agreed by the parties hereto.

        1.13. "CONFIDENTIALITY AGREEMENT" means that letter agreement dated February 17, 1999 by and between WMBfsb and Buyer.

        1.14. "DEPOSIT LIABILITIES" means those deposit liabilities attributable to the Banking Offices, as of the Closing Date (plus accrued interest payable thereon as of the Closing Date) including, without limitation, all passbook accounts, statement savings accounts, checking accounts, NOW accounts, money market deposit accounts, time deposits, certificates of deposit



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and IRA accounts; provided, however, that Deposit Liabilities will not include any IRA accounts which are not transferred to Buyer's master agreement as provided in Section 2.5(b) or any deposit liabilities attributable to the customers specified on Schedule 1.14.

        1.15. "LIABILITIES" means all Deposit Liabilities, all obligations of WMBfsb under the Assumed Contracts, and together with other miscellaneous liabilities specified on Schedule 1.15.

        1.16. "PAYMENT AMOUNT" means the amount set forth in Section 3.1 of this Agreement.

        1.17. "PREMIUM" means the 6.38% of the book value of the Deposit Liabilities on the Closing Date (stated as a positive number).

        1.18. "REAL PROPERTY" means the Butte Tamarack Real Property and the Butte Main Real Property, all as more fully described on Schedule 1.18.

        1.19. "TRANSFERRED EMPLOYEES" means the employees of WMBfsb or its affiliates listed on Schedule 1.19.

                                   ARTICLE II
                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

        2.1. Transfer of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, WMBfsb will transfer, convey, assign and deliver to Buyer all of its right, title and interest in and to the Assets, free and clear of all liens and encumbrances, except for those liens and encumbrances set forth on Schedule 2.1.

        2.2. Assumption of Liabilities. Subject to the terms and conditions of this Agreement, from and after the Closing Date, Buyer will assume all of WMBfsb's obligations with respect to the Assumed Contracts, Real Property, the Butte Main Leases, the Account Loans, and the Deposit Liabilities including, without limitation, any reporting or filing obligations imposed by the Internal Revenue Service or any other regulatory authority. Buyer will assume and will pay, perform and discharge the Deposit Liabilities to customers of WMBfsb as stated in WMBfsb's applicable account records, rules and regulations attributed on the records of WMBfsb to the Banking Offices. It is understood that Buyer may elect to make reasonable adjustments in interest payment periods, payment options and similar adjustments required to conform the accounts to the data processing capabilities of Buyer. Buyer will make such adjustment in accordance with its understanding of its legal rights and obligations and neither WMBfsb nor its counsel express any opinion with respect to such legal rights or obligations nor does WMBfsb consent with respect to such changes. As between Buyer and WMBfsb, any such adjustments will have no effect on Buyer's agreement to pay the Deposit Liabilities as herein stated, and WMBfsb will have no liability to any customer as a result of any such adjustments.

        2.3. Value of Assets and Deposit Liabilities. Except as otherwise provided in the Agreement or in any schedule or exhibit hereto, the value of the Assets and Deposit Liabilities will be the net book value thereof as of the Closing Date as established by WMBfsb in accordance with generally accepted accounting principles (or, in the event the book value of an



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Asset cannot be determined or is zero, an agreed upon price for such Asset, provided that if the parties fail to agree on the price of an Asset covered by this parenthetical, then it will not be transferred but will be retained by WMBfsb).

        2.4. Books and Records. Except for any files, books of account and records relating to real estate loans not purchased by Buyer and to deposit liabilities attributable to the Banking Offices which are not Deposit Liabilities (and therefore not being assumed by Buyer), from and after the Closing Buyer will have the right to possession of any and all files, books of account and records directly relating to the Banking Offices, the Assets or the Liabilities affecting daily operations which are ordinarily maintained at the Banking Offices. All books and records relating to the Banking Offices, the Assets or the Liabilities held by either party will be open for inspection for reasonable purposes by the other party and its authorized agents, representatives, and regulators during regular business hours after the Closing Date, and the party with the right of inspection may, at its own expense, make copies of excerpts from such files, books of account and records as it deems desirable. All books and records relating to the Banking Offices, the Assets or the Liabilities will be maintained for a period at least equal to the longer of the period required by law or the normal retention period under WMBfsb's or Buyer's (as the case may be) records management program, unless the parties agree upon a shorter period.

        2.5. IRA Accounts.

               (a) Included in the Deposit Liabilities are deposits of customers of the Banking Offices relating to IRA accounts pursuant to which WMBfsb is currently acting as custodian.

               (b) Within such period prior to the Closing Date as is required by applicable law or regulation, WMBfsb will, at its sole cost and expense, notify the depositors who maintain such IRA accounts of WMBfsb's intent to resign as custodian as of Closing and to appoint Buyer as successor custodian and the discharge and release of WMBfsb from all liabilities as custodian from and after the effective time of its resignation. Buyer will accept such appointment as successor custodian, however, only if the customer accepts and agrees to such appointment and to Buyer's master IRA agreement. It is agreed that WMBfsb is required to notify each such depositor only once, which notification will be by means of a letter approved by Buyer and accompanied by all appropriate forms and documents necessary to effect such replacement and release and to adopt Buyer's master agreement. The IRA account of any customer not accepting the appointment of Buyer and the Buyer's master plan will not be included in the Deposit Liabilities.

                                   ARTICLE III

                                  CONSIDERATION

        3.1. Consideration. In consideration of the transactions set forth herein, WMBfsb will pay to Buyer at Closing an amount (the "Payment Amount") equal to the value of the Deposit Liabilities (as valued pursuant to Section 2.3) plus the accrued amount for any vacation days transferred to Buyer for any Transferred Employee pursuant to Section 5.13(d), less the value of



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the Assets (as valued pursuant to Section 2.3) and less the Premium, subject to adjustments as provided in Article 12 or elsewhere in this Agreement.

        3.2. Proration. Except as otherwise specifically provided in this Agreement, it is acknowledged that WMBfsb will operate for its own account the Banking Offices through the Closing Date and that Buyer will operate for its own account the Banking Offices from and after the Closing Date. Accordingly, except as otherwise specifically provided in this Agreement, items of income and expense allocable to the Assets and Liabilities will be prorated as of the Closing Date, whether or not such adjustment would normally be made as of such time.

        3.3. Sales and Transfer Taxes. All excise and real estate transfer taxes which are payable or arise as a result of this Agreement will be paid by WMBfsb. All assessments, including local improvement district assessments, that are levied against the Assets prior to the date of this Agreement will be paid in full by WMBfsb. All assessments, including local improvement district assessments, levied against the Assets on or after the date hereof through the Closing Date, will be prorated; provided, however, that in the event of any such assessment, WMBfsb will promptly notify Buyer; and provided further, that without Buyer's prior written consent, WMBfsb will not in any manner agree to, consent to or agree not to protest any such assessment. All sales tax payable as a result of the sale of personal property under this Agreement will be paid by Buyer.

        Real estate taxes assessed against the Real Property will be apportioned at the Closing on the basis of the calendar year during which the Closing occurs in such manner that WMBfsb will pay or, at its option, allow Buyer as a credit against the consideration to be paid to WMBfsb hereunder that portion thereof which corresponds to the portion of such calendar year which has expired on the Closing Date, and Buyer will pay or assume the balance. Rents, water charges and sewer use charges, if any, will be apportioned as of the Closing Date as estimated on the basis of the best information available.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

        4.1. Conditions Precedent to the Obligations of Both Parties. The obligations of each of the parties to this Agreement are subject to fulfillment at or prior to the Closing Date of each of the following conditions, but compliance with or occurrence of any one or more of such conditions precedent (other than the conditions set forth in Section 4.1(a)) may be waived by the parties in writing.

               (a) Regulatory Approvals. All required licenses, approvals, and consents of any relevant state and federal regulatory agencies will have been obtained and all necessary conditions, including all legally required waiting, protest or appeal periods, of or relating to such approvals will have expired or been fully satisfied; provided, however, that either party may deem this condition unfulfilled if any such approval is subject to a qualification or condition which, in the reasonable judgment of such party after consultation with the other party, (i) prohibits any of the parties or their affiliates from engaging in any activity which they



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currently conduct and which is otherwise permitted to it under applicable law,
(ii) is not permitted by law, or (iii) has a material and adverse impact on the value of the transaction contemplated by this Agreement. Notwithstanding the preceding sentence, in the event a regulatory agency fails to approve the transaction contemplated by this Agreement or imposes a condition under (i),
(ii) or (iii) above, the parties agree to cooperate and use best efforts to meet and work with such regulatory agency to resolve the problem and to obtain the appropriate approvals.

               (b) Absence of Litigation. No action or proceeding instituted by any governmental agency or otherwise to prevent the consummation of the transactions covered and contemplated by this Agreement will be pending at the time of the Closing, and no order by any governmental authority prohibiting or preventing the Closing will be in effect.

        4.2. Condition Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are further subject to the satisfaction of each of the further conditions precedent set forth in this Section 4.2, any one or more of which may be expressly waived by Buyer in writing.

               (a) Each of the obligations of WMBfsb required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement will have been duly performed and complied with in all material respects (without reference to any materiality standard therein) and the representations and warranties of WMBfsb contained in this Agreement will be true and correct in all material respects (without reference to any materiality standard therein) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date except as to any representation or warranty that specifically relates to an earlier date.

               (b) Buyer will have received a certificate from WMBfsb substantially in the form described in Section 6.2(g).

               (c) On or prior to Closing, WMBfsb will have obtained and delivered all material consents reasonably necessary to authorize the transfer and assignment to Buyer of, or the substitution of Buyer for WMBfsb under all material Assumed Contracts (without any material alterations required by any third party and preserving for Buyer all material rights and privileges thereunder) and Buyer will have received estoppel certificates executed within 30 days of Closing from each of the tenants under the Butte Main Leases in substantially the form attached hereto as Exhibit A.

               (d) On or prior to Closing, WMBfsb will have obtained and delivered title insurance policies with owner's standard coverage and, at Buyer's sole option provided that Buyer pays for any additional expense thereof (including the cost of any survey), a survey endorsement, covering all the Real Property showing no liens, encumbrances or charges, except those not objected to by Buyer, including without limitation current taxes not delinquent, printed exceptions generally contained in any owner's standard coverage policy of title insurance, rights of government entities to make cuts and fills in connection with construction and/or maintenance of any public roadways adjoining the Real Property and easements and reservations of record which do not materially adversely affect the portion of the Real Property on which the



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improvements are erected and which do not, in the reasonable discretion of
Buyer, materially adversely interfere with the current use of any other portion of the Real Property. Except as noted above, the cost of obtaining such policies will be paid for by WMBfsb.

               (e) In connection with the environmental report on the Real Property described in Section 5.10, WMBfsb will have complied with the recommendations set forth therein as of Closing, and as of Closing, with respect to any Real Property, neither WMBfsb nor Buyer will have knowledge of any other steps with respect to any materials and hazardous substances that may be required to comply with the Comprehensive Environmental Response, Compensation and Liability Act and other applicable law.

               (f) Since the date hereof, there will not have been any material adverse changes in the Assets or Liabilities or in the condition (financial or otherwise), properties, assets, liabilities, business or operations of the Banking Offices. All the Real Property (including all improvements thereon) will be in its current condition and repair, reasonable wear and tear excepted.

               (g) Except for the Butte Main Leases and except as provided on
Schedule 4.2(g), all leases, subleases, licenses or similar agreements permitting any party other than WMBfsb (whether or not affiliated with WMBfsb) to lease, occupy or use space in any Banking Office or Real Property will have been terminated on or prior to Closing.

               (h) Buyer has not delivered a notice of termination to WMBfsb as provided in Section 5.17.

        4.3. Conditions Precedent to the Obligations of WMBfsb. The obligations of WMBfsb under this Agreement are further subject to the satisfaction of each of the further conditions precedent set forth in this Section 4.3, any one or more of which may be expressly waived by WMBfsb in writing.

               (a) Each of the obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement will have been duly performed and complied with in all material respects (without reference to any materiality standard therein) and the representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects (without reference to any materiality standard therein) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date except as to any representation or warranty that specifically relates to an earlier date.

               (b) WMBfsb will have received a certificate from Buyer substantially in the form described in Section 6.3(a).

               (c) Since the date of this Agreement, there will not have been any material adverse changes in the assets or liabilities or in the condition (financial or otherwise) of properties, assets, liabilities, business or operations of Buyer, where such change would prevent or materially impair Buyer from fulfilling the terms and conditions of this Agreement.



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                                    ARTICLE V

                     COVENANTS AND AGREEMENTS OF THE PARTIES

        5.1. Review; Confidentiality. To the extent that it is legally permitted to do so, WMBfsb will permit Buyer and its authorized representatives, accountants, independent appraisers and counsel (collectively, "Representatives") to have access during regular business hours, upon prior reasonable notice and in such manner as will not interfere with the conduct of WMBfsb's business, to all of the properties and books and records of or relating to the Banking Offices, the Assets or the Liabilities, and to all other information with respect to the business affairs, financial condition, and assets of the Banking Offices, as Buyer may from time to time reasonably request. Buyer and WMBfsb will provide each other promptly with information as to any significant developments in the performance of this Agreement and will promptly notify the other if either discovers that any of its representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or becomes untrue or incorrect in any material respect. Buyer and its Representatives will treat all information furnished to Buyer by WMBfsb in connection with this Agreement in accordance with the Confidentiality Agreement.

        5.2. Right to Inspect. Upon reasonable prior notice, WMBfsb shall permit Buyer and its authorized representatives and independent appraisers and inspectors the opportunity to inspect the Real Property.

        5.3. Conduct of Business Pending Closing. From the date of this Agreement through the Closing Date, WMBfsb will conduct its business and affairs at the Banking Offices in the ordinary course and will offer at the Banking Offices the same deposit products and pay interest rates on deposits consistent with past practice, except where mutually agreed on by WMBfsb and Buyer. Buyer and WMBfsb will work together to define and implement the operational procedures necessary to transfer the Banking Offices to Buyer. Within two (2) days after the execution and delivery of this Agreement, WMBfsb and Buyer will each designate an individual to serve as liaison concerning operations matters. From and after the date hereof through the Closing Date, except as may be required by a regulatory authority, WMBfsb will not, without prior written consent of Buyer:

               (a) Cause or permit the Banking Offices to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business;

               (b) Cause or permit the Banking Offices to transfer to WMBfsb's other operations any material amount of Assets or Liabilities, except for (i) equipment and supplies, if any, which have a unique function in WMBfsb's business and ordinarily would not be useful to Buyer (such as, for example, computer software and sign inserts which refer to WMBfsb), and (ii) cash and other customary inter-bank transfers made in the ordinary course of business in accordance with WMBfsb's normal banking practices;



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               (c) Cause or permit the Banking Offices to transfer to WMBfsb's other operations any deposits of the type included in the Deposit Liabilities (except pursuant to an unsolicited customer request where it would be customary banking practice to honor such request);

               (d) Transfer, assign, encumber, or otherwise dispose of or enter into any contract, agreement, or understanding to transfer, assign, encumber, or otherwise dispose of the Real Property or any other Assets, except for transactions in the ordinary course of business involving assets other than Real Property;

               (e) Make any material capital investment in any Asset;

               (f) Enter into or amend any material continuing contract relating to a Banking Office or the Real Property which would be included among the Liabilities, for the purchase or lease of materials, supplies, equipment or services which cannot be terminated on not more than thirty (30) days' notice without cause and without payment of any material amount as a penalty, bonus, premium, or other compensation for termination;

               (g) Undertake any actions which (i) are inconsistent with a program to use all reasonable efforts to maintain good relations with WMBfsb's employees employed at the Banking Offices and customers, unless such actions are required or permitted by this Agreement, (ii) materially increase the personnel at the Banking Offices, or (iii) increase the salaries or benefits of the Transferred Employees, except as consistent with past practice;

               (h) File any application with regulatory authorities to relocate any Banking Office;

               (i) Terminate the operations of any Banking Office or sell or otherwise transfer any such operations to any third party;

               (j) Enter into to any leases, subleases, licenses or similar agreements permitting any affiliated or non-affiliated parties to lease, use or occupy space in any of the Banking Offices or on the Real Property;

               (k) Transfer employees to or from the Banking Offices and WMBfsb's other operations other than temporary assignments of a fill-in nature in the ordinary course of business;

               (l) Take any action inconsistent with maintaining the tangible personal property and equipment included among the Assets in good operating condition and repair, except for ordinary and reasonable wear;

               (m) Take any action that would cause the termination of or reduction in coverage of any insurance policy currently in effect on or relating to the Banking Offices, the Assets or the Liabilities; or



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               (n) Fail to comply in any material respect with all laws,
regulations, ordinances, codes, orders, licenses and permits applicable to the Assets, the Liabilities or the operation of the Banking Offices.

        5.4. Regulatory Approvals. Each party agrees to use best efforts to obtain and, where necessary, to assist the other party in obtaining the regulatory approvals referred to in Section 4.1 of this Agreement. WMBfsb and Buyer agree to use their best efforts to file initial regulatory applications for approvals as soon as reasonably practicable and no later than May 31, 1999;

        5.5. Further Assurances; Transitional Matters. From and after the Closing Date, WMBfsb will execute, acknowledge, and deliver such assurances as may be reasonably necessary to effectively vest in Buyer all of WMBfsb's right, title and interest in and to the Assets. From the date hereof through Closing, WMBfsb will provide Buyer all reasonable assistance requested by Buyer in order to effect as of Closing the orderly transfer of the Banking Offices, the other Assets and the Liabilities including providing information so Buyer can provide the notifications and documents necessary hereunder or to effect the transfer, and, except as otherwise provided in this Agreement, for a period of six (6) months after the Closing Date, WMBfsb will provide such similar reasonable assistance to Buyer appropriate to effect the orderly transfer of the Banking Offices, other Assets and the Liabilities.

        5.6. Consents. WMBfsb will use its best efforts to obtain and deliver to Buyer on the Closing Date all material consents reasonably necessary to authorize the transfer and assignment to Buyer of, or the substitution of Buyer for WMBfsb under, the Butte Main Leases and all material Assumed Contracts. Notwithstanding the foregoing, this Agreement will not constitute an agreement to assign any Assumed Contract or Butte Main Leases if any attempted assignment thereof would constitute a breach thereof or would materially and adversely affect the rights of WMBfsb thereunder. Buyer will use its best efforts to assist WMBfsb in obtaining the above-described consents.

        5.7. Termination of Contracts Not Assumed. As of or prior to the Closing Date WMBfsb will terminate all existing contracts with respect to the Banking Offices or the Real Property it does not wish to continue and that Buyer notifies WMBfsb that Buyer does not wish to assume.

        5.8. Indemnification by WMBfsb. Subject to the provisions of Article 9 hereof, WMBfsb will indemnify Buyer against and hold Buyer harmless from any and all losses, costs, damages, and expenses in respect of suits, proceedings, demands, judgments, expenses, and costs, including, without limitation, costs and expenses of counsel, which Buyer may suffer by reason of any of the following: (i) the breach of any representation, warranty or agreement by WMBfsb contained in this Agreement or in any other document to be delivered at Closing;
(ii) any state of facts existing, or act or omission of WMBfsb occurring, on or prior to the Closing Date with respect to any of the Assets or Liabilities (including, without limitation, any Bank Secrecy Act violations occurring prior to Closing, any failure by WMBfsb to correctly file or pay any taxes or tax information with respect to the Assets or Liabilities prior to Closing and any act or omission by WMBfsb in connection with its acting as a custodian of IRA accounts at

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the Banking Offices prior to Closing; but not including any state of facts existing, or act or omission of WMBfsb with respect to hazardous substances described in Section 5.10 or any defect in title to the Real Property); or (iii) the failure of any Account Loan (other than Overdraft Loans) to have been secured as of the Closing Date by a valid, perfected and prior lien on the account or accounts serving as security therefor.

        5.9. Indemnification by Buyer. Subject to Article 9 hereof, Buyer will indemnify WMBfsb against and hold it harmless from any and all losses, costs, damages, and expenses in respect of suits, proceedings, demands, judgments, expenses, and costs, including, without limitation, costs and expenses of counsel, which WMBfsb may suffer or incur by reason of any of the following: (i) the breach of any representation, warranty, or agreement of Buyer contained herein or in any other document to be delivered at Closing, (ii) any state of facts arising, or act or omission by Buyer occurring, with regard to the Assets or Liabilities after the Closing Date, (iii) the operations of the Banking Offices from and after the Closing Date (including, without limitation, any Bank Secrecy Act violations occurring after Closing, any failure by Buyer to correctly file or pay tax or tax information with respect to the Assets or Liabilities after Closing, any act or omission by Buyer in connection with its acting as a custodian of IRA accounts at the Banking Offices after Closing), or
(iv) any adjustments with respect to Deposit Liabilities made by Buyer pursuant to the third sentence of Section 2.2.

        5.10. Hazardous Substances. Within fifteen days of the date of this Agreement, WMBfsb will at its expense hire an outside consultant acceptable to Buyer to determine whether or not there are any underground storage tanks, asbestos, ureaformaldehyde, polychlorinated biphenyls, solid wastes or hazardous substances, as defined in the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq. and Section 75-10-706 et seq. of the Montana Code Annotated, or any other applicable law, present at any of the Banking Offices or the Real Property. Such investigation will be conducted in a manner satisfactory to Buyer, and the results of such investigation will be set forth in written reports delivered to Buyer. The scope and detail of such reports will be satisfactory to Buyer, which will have fifteen days from their delivery to accept such reports, which acceptance will not be unreasonably withheld.

        5.11. Further Assurances. From and after the Closing Date, Buyer will
(i) give such further assurances to WMBfsb and will execute, acknowledge, and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge WMBfsb from any obligations remaining under the Liabilities assumed by Buyer, and (ii) use its best efforts to assist WMBfsb in the orderly transition of the operations of the Banking Offices being acquired by Buyer.

        5.12. Notification of Customers; Change of Name.

               (a) After all regulatory approvals have been obtained but prior to the Closing and in compliance with all applicable laws and regulations, WMBfsb will at its expense prepare and deliver a letter, on WMBfsb's stationery, in form and substance reasonably satisfactory to

Buyer, informing customers and depositors of the Banking Offices who have Deposit Liabilities of the transfer of Assets and Liabilities contemplated by this Agreement.

               (b) Within such period as may be required by applicable law and regulation but no later than five (5) business days following the Closing Date, Buyer at its expense will mail to each account holder of a checking, money market deposit or NOW account: (i) a letter prepared by Buyer, in form reasonably satisfactory to WMBfsb, notifying such depositor of the transfer of his or her account to Buyer, requesting that such account holder to cease writing checks on drafts against WMBfsb's account immediately following receipt of such letter (or such other period as may be required by applicable law or regulation) and (ii) check order forms, replacement checks bearing Buyer's transit and routing number and any other documents to be signed by the account holder to establish a similar account with Buyer.

               (c) Within five (5) business days after Closing, Buyer will at its expense mail a letter prepared by Buyer, in form reasonably satisfactory to WMBfsb, to each customer whose Account Loan was transferred to Buyer and requesting that such customer remit all payments on such Loan to Buyer.

               (d) WMBfsb agrees to provide at its expense the necessary and appropriate customer information to enable Buyer to make the mailings described in (b) and (c) above. At Buyer's option, WMBfsb agrees to do such mailings prior to Closing on Buyer's behalf provided that the costs of the mailings will remain the liability of Buyer.

               (e) From and after the Closing Date, Buyer will at its expense as soon as reasonably practicable change the name on all documents and facilities relating to the Banking Offices to Buyer's name or to a name which is not deceptively similar to WMBfsb. Buyer may not use the names "Washington Mutual," "Washington Mutual Bank" or any similar name in any way except as may be necessary to provide notice to customers of the Banking Offices of the transactions made pursuant to this Agreement.

        Nothing in this Section 5.12 requires Buyer to undertake to reissue deposits or rewrite other documents assumed by or assigned to Buyer on the Closing Date, except in the ordinary course of business.

        5.13.  Employees.

               (a) WMBfsb shall terminate all Transferred Employees effective as of the Closing Date. Buyer agrees that it will offer employment to any Transferred Employee and will employ, effective as of the Closing Date, any Transferred Employee who accepts such offer of employment. Buyer agrees that it will pay to any Transferred Employee who is terminated by Buyer other than for cause within 12 months after Closing severance benefits equal to the greater of
(i) two weeks of such employee's compensation at the time of termination per full year of employment with WMBfsb, but in no event to exceed 26 weeks, or (ii) two months of such employee's compensation at the time of his or her termination. The severance benefits shall be paid no later than the first regular pay date following the date that any termination is effective.

Except as expressly stated in the immediately preceding two sentences, nothing in this section shall be deemed to create or grant to any employee any right to receive severance benefits.

               (b) Buyer agrees that it will pay to each Transferred Employee during the course of that Transferred Employee's employment with Buyer an annual compensation no less than the greater of (i) the annual compensation of a similarly situated Buyer employee performing the same or substantially similar job, or (ii) that Transferred Employee's annual compensation as of the day before the Closing Date.

               (c) Effective as of the Closing Date, all Transferred Employees shall become participants in all Buyer's employee benefit plans, practices, and policies on the same terms and conditions as similarly situated employees of Buyer. Without limiting the generality of the foregoing, prior service credit for each Transferred Employee's service with WMBfsb, except as expressly provided otherwise herein, shall be given by Buyer with respect to all Buyer's employee benefit plans, practices, and policies. If any of the Transferred Employee becomes eligible to participate in any Buyer employee benefit plan, practice, or policy that provides medical, hospitalization or dental benefits, Buyer shall waive any pre-existing condition exclusions and actively at work requirements (but shall not waive general requirements of formal employment with Buyer).

               (d) All vacation days accrued and not used by a Transferred Employee prior to the Closing Date shall be maintained by Buyer after the Closing Date up to the accrual limit allowed by the WMBfsb's plan. All sick leave and disability leave accrued and not used by a Transferred Employee prior to the Closing Date shall be maintained by Buyer after the Closing Date, up to a maximum of 80 hours. From and after the Closing Date, all vacation time, sick leave and disability leave shall accrue for Transferred Employees at the same rate as for similarly situated Buyer employees.

               (e) Before the Closing Date, WMBfsb will not recruit or solicit any Transferred Employee to transfer jobs; provided that it is understood that WMBfsb may, at any time upon such an employee's initiation, transfer the job or change the duties of such employee and/or continue to employ such employee following the Closing Date.

               (f) This Section 5.13 shall not be construed to grant any employee of WMBfsb a contractual right to employment by, or to receive any payment from, Buyer or WMBfsb or through any employee benefit plan.

        5.14. Tax Information and Withholding. All tax information reporting and filing requirements and all tax withholding requirements with respect to the Assets and Liabilities are the responsibility of WMBfsb up to the Closing Date and the responsibility of Buyer thereafter.

        5.15. No Solicitation. Neither WMBfsb, nor any of its directors, executive officers, lawyers, accountants or investment bankers will, directly or indirectly encourage or solicit proposals or discussions with, or enter into negotiations with, or provide any information to, any person, entity or group other than Buyer concerning any sale or assumption of the Assets or Liabilities or concerning any other possible transaction which would preclude or materially adversely affect the ability of WMBfsb to consummate the purchase and assumption of the Assets and Liabilities contemplated by this Agreement. Neither WMBfsb, nor any of its directors, executive officers, lawyers, accountants or investment bankers has taken, since April 15, 1999, any of the actions described in the first sentence of this Section 5.15.

        5.16. Title Insurance. The costs of providing the title insurance policies described in Section 4.2(d) will be paid for by WMBfsb.

        5.17. Damage or Destruction. In the event that prior to Closing there occurs material physical damage to or destruction of the Banking Offices, then Buyer will have the option, for a period of 30 days following such damage or destruction, to terminate this Agreement. In the event that prior to Closing there occurs material physical damage to or destruction of the Real Property, then Buyer will have the option, for a period of 30 days following such damage, either (i) to terminate this Agreement or (ii) to proceed with the transaction contemplated hereby, in which event Buyer will be entitled to receive and will be assigned all insurance proceeds payable with respect to the damage or destruction of such Real Property and WMBfsb will pay over to Buyer any deductible under the applicable insurance policies. Schedule 7.10 hereto includes a list of the insurance policies currently in effect for the Real Property, including the name of the carrier, the amount of coverage and the expiration date. WMBfsb agrees to keep such policies in place through the Closing Date.

        5.18. Safe Deposit Boxes. Before Closing, WMBfsb will provide to Buyer access to all leases or other agreements relating to the safe deposit boxes located in the Banking Offices. From and after the Closing, Buyer will perform and discharge all of WMBfsb's liabilities with respect to such safe deposit boxes and the safe deposit business associated therewith, including maintaining all necessary facilities and providing all necessary services for the use of safe deposit boxes by the renters thereof, in accordance with the terms and provisions of the applicable leases or other agreements relating to such boxes, until such terms and provisions are properly modified by Buyer. Buyer will not be liable for any actions or the breach of any such lease or other agreement terms that occurred prior to Closing.

        5.19. Customer Solicitation. For three years following Closing, WMBfsb will not directly or indirectly solicit the depository banking business or the non residential lending business of any customer of the Banking Offices and will not use customer information for the purpose of preparing or distributing any solicitation, marketing, or other materials relating to such depository banking business or the non residential lending business; provided, however, that this provision shall not be deemed to prohibit general solicitations not specifically directed or targeted to customers of the Banking Offices (for the purposes of this sentence, customers of the Banking Offices do not include customers included on Schedule 1.14). For three years following Closing, WMBfsb will not open a branch or lending office within a 10 mile radius of either Banking Office; provided, however, that this restriction shall not apply in the event that WMBfsb or an affiliate is acquired by a company that directly or indirectly owns a branch or lending office within a ten mile radius of either Banking Branch or in the event that WMBfsb or an affiliate acquires a company that owns a branch or lending office within a 10 mile radius of either Banking Office, provided that such branch or lending office comprises only an incidental part of such acquired company's business. Notwithstanding the provisions of this
Section 5.19, WMBfsb may solicit without limitation those customers included on
Schedule 1.14 to move their banking business to another branch of WMBfsb or any affiliate. For the purposes of this Section 5.19, "non-residential lending business" mean origination of loans other than loans secured by 1-4 family residences.

        5.20. Escrow Agent. WMBfsb and Buyer shall select a mutually acceptable escrow agent to use in connection with the sale of the Real Property. WMBfsb and Buyer shall share equally all costs associated with the retention of such escrow agent.

                                   ARTICLE VI

                              CLOSING TRANSACTIONS

        6.1. Estimate and Payment of Payment Amount.

               (a) As of a date agreed to by WMBfsb and Buyer three to six business days prior to the Closing Date, Buyer and WMBfsb will compute an amount (the "Estimated Amount") equal to what the Payment Amount would be on such date.

               (b) At Closing, WMBfsb will deliver and pay to Buyer the Estimated Amount in immediately available funds.

               (c) The Payment Amount will be calculated in the manner set forth in Article 12 and post-closing adjustments and transactions will be handled as set forth in Article 12.

        6.2. Documents, Instruments, Certificates, Etc. to be Delivered by WMBfsb at the Closing. At the Closing, WMBfsb will deliver to Buyer:

               (a) Deeds substantially in the form of Exhibit B hereto for the Real Property;

               (b) Assignments and Assumption Agreements substantially in the form of Exhibit C hereto for all Assumed Contracts and the Deposit Liabilities;

               (c) Originals of all tenant files, including original Real Property leases;

               (d) All notes and security agreements relating to Account Loans and a proper endorsement and assignment thereof;

               (e) Bills of Sale and Assumption Agreements substantially in the form of Exhibit D hereto for all other personal property Assets;

               (f) Copies of the Charter and By-laws of WMBfsb certified by WMBfsb's Secretary or Assistant Secretary;

               (g) Certificates signed by duly authorized officers of WMBfsb to the effect that:

                      (i) The warranties and representations of WMBfsb are materially true (without reference to any materiality standard therein) as of the Closing Date as if made on the Closing Date or, if any such warranties and representations are not then true, specifying the deficiency in reasonable detail; and

                      (ii) The covenants of WMBfsb to be performed on or before the Closing Date have been performed in all material respects (without reference to any materiality standard therein) or, if any such covenants have not been so performed, specifying the deficiency in reasonable detail;

               (h) Resolutions of WMBfsb, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

               (i) Title insurance policies dated the date of Closing providing owner's standard coverage and, at Buyer's sole option provided Buyer pays for any additional expense thereof, including without limitation the cost of any survey required, a survey endorsement issued in the name of Buyer insuring that Buyer has valid title to the Real Property, free of all liens and encumbrances except those not disapproved by Buyer, including without limitation current taxes not delinquent, printed exceptions generally contained in any extended coverage owner's policy of title insurance, rights of government entities to make cuts and fills in connection with construction and/or maintenance of any public roadways adjoining the Real Property and easements and reservations of record which do not materially adversely affect the portion of the Real Property on which the improvements are erected and which do not, in the reasonable discretion of Buyer, materially adversely interfere with the current use of any other portion of the Real Property;

               (j) Such other documents, instruments and certificates as Buyer or its counsel may reasonably request.

        6.3. Instruments, Documents, Certificates, Etc. to be Delivered by Buyer at the Closing. At the Closing, Buyer will deliver to WMBfsb:

               (a) Certificates signed by duly authorized officer of Buyer to the effect that:

                      (i) The warranties and representations of Buyer are materially true (without reference to any materiality standard therein) as of the Closing Date or, if any such warranties and representations are not then true, specifying the deficiency in reasonable detail; and

                      (ii) The covenants of Buyer to be performed on or before the Closing Date have been performed in all material respects (without reference to any materiality standard therein) or, if any such covenants have not been so performed, specifying the deficiency in reasonable detail;

               (b) Resolutions of Buyer, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

               (c) A certified copy of the Charter and By-laws of Buyer; and

               (d) Such other documents, instruments and certificates as WMBfsb or its counsel may reasonably request.



                                   ARTICLE VII

                    REPRESENTATIONS AND WARRANTIES OF WMBfsb

        To induce Buyer to enter into this Agreement, WMBfsb hereby represents and warrants to Buyer as follows:

        7.1. Organization. WMBfsb is a stock savings association duly organized and validly existing under the laws of the United States and is authorized to conduct the business of a federal savings association under applicable laws.

        7.2. Authority. WMBfsb has the corporate power and authority to enter into and perform its obligations under this Agreement. This Agreement and the execution and delivery of this Agreement, and performance of the obligations hereunder, have been approved by the Board of Directors of WMBfsb and this Agreement constitutes a valid and binding obligation of WMBfsb, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors' rights, and to general equity principles. No approval of its shareholder is required in connection with the transaction contemplated by this Agreement.

        7.3. Legal Proceedings. There are no material actions, suits, or proceedings pending or, to the knowledge of WMBfsb, threatened against or affecting the Assets or the Liabilities. WMBfsb has not received notice from any governmental agency, instrumentality or department of the United States, the State of Montana or any other state indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

        7.4. Finders or Brokers. WMBfsb has not engaged or employed a broker or finder in connection with this Agreement or the transactions contemplated.

        7.5. Compliance with Applicable Law. WMBfsb holds and has at all times held all licenses, certificates, franchises, permits and other governmental authorizations necessary for the lawful conduct of the business and operations of the Banking Offices, and such licenses, certificates, franchises, permits and other governmental authorizations are in full force and effect and WMBfsb is in all material respects complying therewith.

        7.6.   Real Property.

               (a) WMBfsb has, and on the Closing Date will have, good and marketable title in fee simple to the Real Property, free and clear of all liens, encumbrances, and charges, (i) except current taxes not delinquent, printed exceptions generally contained in any owner's extended coverage policy of title insurance, rights of government entities to make cuts and fills in connection with construction and/or maintenance of any public roadways adjoining the Real Property and easements and reservations of record which do not affect the portion of the Real Property on which the improvements are erected and which do not, in the sole discretion of Buyer, interfere with its intended use of any other portion of the Real Property; provided, however, that all financial liens, encumbrances or charges other than those described in (i) will have been removed prior to Closing.

               (b) To WMBfsb's knowledge, the Real Property is properly zoned with proper access so as to permit the operation of a banking business in the manner currently being conducted.

               (c) There are no leases, subleases, licenses or similar agreements permitting any party, whether affiliated or not affiliated with WMBfsb, to lease, use or occupy space in either of the Banking Offices or in the Real Property, except as described on Schedule 7.6(c). There are no outstanding options to purchase or similar agreements with respect to the Real Property.

               (d) WMBfsb makes no representations or warranties with respect to, and shall have no liability for: (i) the condition of the Real Property or any buildings, structures or improvements located on the Real Property or the suitability of the property for habitation or for Buyer's intended use or for any use whatsoever; (ii) any applicable building, zoning or fire laws or regulations or with respect to compliance therewith or with respect to the existence of or compliance with any required permits, if any, of any governmental agency; (iii) the availability or existence of any water, sewer or utilities, any rights thereto, or any water, sewer or utility districts; (iv) access to any public or private sanitary sewer system; or (v) the presence of any hazardous substances in any improvements on the Real Property, including without limitation asbestos or urea-formaldehyde, or the presence of any environmentally hazardous wastes or materials on or under the Real Property. Without limiting the generality of the foregoing, WMBfsb shall have no liability to Buyer with respect to the condition of the Real Property under common law, or any federal, state, or local law or regulation, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C.A. sections 9601 et seq. and Buyer hereby releases and waives any and all claims which the Buyer has or may have against the WMBfsb under any such laws or with respect to the condition of the Real Property. Buyer acknowledges to WMBfsb that Buyer is given the opportunity under this agreement to fully inspect the Real Property and Buyer assumes the responsibility and risks of all defects and conditions, including such defects and conditions, if any, that cannot be observed by casual inspection. Without limiting the generality of the foregoing, by closing the transaction as contemplated herein, Buyer agrees that: (i) Buyer shall be deemed to have accepted all risk associated with adverse physical characteristics and existing environmental conditions that may or may not have been revealed by Buyer's investigation of the Real Property or any reports provided or made available to Buyer, and (ii) as between WMBfsb and Buyer, Buyer shall be deemed to have accepted all costs and liabilities associated in any way with the physical and environmental condition of the Real Property. Buyer acknowledges and agrees that WMBfsb makes no representations or warranties regarding the truth, accuracy or thoroughness of the investigation, preparation or content of any such reports, or the competence or ability of the persons or companies preparing such reports. Buyer agrees that, by closing the transaction contemplated herein, Buyer will have had an opportunity to review such reports prior to the closing date in order to make an independent verification of the information contained therein, and that Buyer and its environmental consultants will have had an opportunity to conduct tests on the Real Property

        7.7. Title to Personal Property. WMBfsb has, and on the Closing Date will have, good and marketable title to the machinery, equipment, materials, supplies, and other property of every kind, tangible or intangible, included among the Assets free and clear of all liens, encumbrances, and charges, except for those shown in Schedule 2.1.

        7.8. Taxes. All tax information reporting and filing requirements and all other requirements relating to tax returns and reports with respect to the business or operations of the Banking Offices or the Assets or the Liabilities have been complied with by WMBfsb as of the date hereof and will have been complied with as of Closing except for tax returns not yet due (including appropriately filed extensions) and with respect to which WMBfsb agrees that the returns will be timely filed.

        7.9. Non-Contravention. The execution and delivery of this Agreement by WMBfsb does not, and subject to the receipt of the aforementioned approvals and consents, the consummation of the transactions contemplated hereby by them will not, constitute (i) a breach or violation of or default under any law, rule, or regulation, or any judgment, decree, order, governmental permit, or license, or agreement, indenture, or instrument to which WMBfsb is subject, which breach, violation, or default would have a material and adverse effect on the Assets or the Liabilities; or (ii) a breach or violation of or a default under the Charter or By-Laws of WMBfsb. The consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, consent, decree, order, governmental permit, or license or the consent or approval of any other party to any such agreement, indenture, or instrument other than those referred to in Section 4.1 and the required approvals of the applicable regulatory authorities.

        7.10. Insurance. Schedule 7.10 contains a true and complete list and a brief description (including name of insurer, agent, annual premiums, coverage and expiration date) of all insurance policies in force with respect to the Assets and Liabilities. WMBfsb is in compliance with all provisions of such insurance policies and is not in default under any of the terms thereof.

Each such policy is outstanding and in full force and effect and, except as set forth an Schedule 7.10, WMBfsb is the sole beneficiary of such policies. All premiums and other payments due under or on account of any such policy have been paid.

        7.11.  Account Loans.

               (a) Each of the Account Loans is current as to payment of interest and principal (i.e., not more than twenty-nine (29) days past due), and will not have been more than twenty-nine (29) days past due at any time within the last twelve months.

               (b) Each of the Account Loans (other than an Overdraft Loan) is secured by a valid, and prior lien on the account or accounts serving as security therefor and the balance in such account or accounts exceeds all amounts owing on such Account Loan.

               (c) The documentation for each Account Loan, including customer disclosure for such Account Loans, is correct and complete to the extent that all files contain properly executed notes and security agreements (in the case of Account Loans) and comply with all applicable laws and regulations, including but not limited to applicable usury statutes, affecting the ability to collect principal and interest on such loans.

               (d) The Account Loans meet the requirements set by the Office of Thrift Supervision ("OTS") and any other applicable regulator for investments by a savings association.

               (e) The terms of the Account Loans have not been impaired, waived, altered or modified in any respect except by a written instrument or instruments, a copy of which is contained in the relevant loan file.

               (f) None of the Account Loans is subject to any right of rescission, set-off, counter-claim or defense and, except as previously disclosed in writing to Buyer, no such rights or defenses have been asserted with respect thereto.

        7.12. FDIC Insurance. The Deposit are insured by the FDIC to the extent permitted by applicable law.

        7.13. Employment Agreements. Except as disclosed on Schedule 1.4, none of the Transferred Employees are party to any written employment or deferred compensation agreement with WMBfsb or any affiliate.

        7.14. Safe Deposit Boxes. WMBfsb is in compliance with the terms and conditions of the applicable leases or other agreements relating to the safe deposit boxes located in the Banking Offices.

        7.15. Representations Complete. No representation or warranty by WMBfsb in this Agreement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

        7.16. Time of Representations. Each of the representations and warranties by WMBfsb in this Agreement are, except as otherwise specifically stated, made as of the date hereof. It is a condition to Buyer's obligations hereunder that such representations and warranties will be true and correct in all material respects (without reference to any materiality standard therein) as of Closing, and WMBfsb will at Closing deliver the certificate described in
Section 6.2(h)(i) (it being understood that the condition that the representations and warranties will be true and correct as of Closing will not be affected by the provision in Section 6.2(h)(i) stating that, if any representation or warranty is not true, WMBfsb must specify the deficiency).

        7.17. Survival. All representations and warranties made in this Agreement by WMBfsb will survive one year after the Closing Date.



                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

        To induce WMBfsb to enter into this Agreement, Buyer hereby represents and warrants to WMBfsb as follows:

        8.1. Organization. Buyer is duly incorporated, validly existing and in good standing as a state banking corporation under the laws of the State of Montana.

        8.2. Authority. Buyer has the corporate power and authority to carry on its business as it is now being conducted, and has full corporate power and authority to enter into and perform this Agreement. This Agreement and the execution and delivery of this Agreement has been approved by the Board of Directors of Buyer and this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors' rights, and to general equity principles. No approval of its shareholders is required in connection with the transactions contemplated by this Agreement.

        8.3. Non-Contravention. The execution and delivery of this Agreement by Buyer does not, and subject to the receipt of the aforementioned approvals and consents, the consummation of the transactions contemplated hereby by Buyer will not constitute (i) a breach or violation of or default under any law, rule, or regulation, or any judgment, decree, order, governmental permit, or license, or agreement, indenture, or instrument to which Buyer is subject, which breach, violation, or default would have a material and adverse effect on the Assets or Liabilities; or (ii) a breach or violation of or a default under the Charter or By-Laws of Buyer. The consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit, or license or the consent or approval of any other party to any such agreement, indenture, or instrument other than those referred to in Section 4.1 and the required approvals of the applicable regulatory authorities.

        8.4. Legal Proceedings. There are no material actions, suits, or proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer which would prevent its fulfilling its obligations under this Agreement. Buyer has not received notice from any governmental agency, instrumentality or department of the United States, the State of Montana or any other state indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

        8.5. Finders or Brokers. Except as disclosed on Schedule 8.5, Buyer has not engaged or employed a broker or finder in connection with this Agreement or the transaction contemplated hereunder.

        8.6. Representations Complete. No representation or warranty made or given by Buyer in this Agreement or any certificate delivered pursuant hereto contains any untrue statement of material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

        8.7. Time of Representations. Each of the representations and warranties by Buyer in this Agreement are, except as otherwise specifically stated, made as of the date hereof. It is a condition to WMBfsb's obligations hereunder that such representations and warranties will be true and correct in all material respects (without reference to any materiality standard therein) as of Closing and Buyer will at Closing deliver the certificate described in Section 6.3(a)(1) (it being understood that the condition that the representations and warranties will be true and correct as of Closing will not be affected by the provision in
Section 6.3(a)(1) stating that, if any representation or warranty is not true, Buyer must specify the deficiency).

        8.8. Survival. All representations and warranties made in this Agreement by Buyer will survive one year after the Closing Date.

                                   ARTICLE IX

                                 INDEMNIFICATION

        9.1. Indemnity Procedures. Promptly upon receipt of notice of any claim, demand, or assessment or the commencement of any suit, action, or proceeding in respect of which indemnity may be sought on account of an indemnity contained in
Section 5.8 or 5.9, the party seeking indemnification (the "Indemnitee") will give notice thereof to the party from whom indemnification is sought (the "Indemnitor"), within sufficient time to enable the Indemnitor to respond to such claims or answer or other plea in such action. The omission of such Indemnitee so to notify promptly the Indemnitor of any such claim, demand, assessment, suit, action, or proceeding will not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith on account of the indemnity contained in Section 5.8 or 5.9 unless and only to the extent that the Indemnitor is prejudiced thereby. In the event any claim, demand, or assessments will be asserted or suit, action, or proceeding commenced against an Indemnitee, the Indemnitee will notify the Indemnitor of the commencement thereof, and the Indemnitor will be entitled to participate therein and, to the extent that it may elect to do so, to assume the defense, conduct, or settlement thereof, using counsel approved by the Indemnitee, which approval will not unreasonably be withheld. After notice from the Indemnitor to the Indemnitee or its election so to assume the defense, conduct, or settlement thereof, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such defense, conduct, or settlement. The Indemnitee will (i) cooperate with the Indemnitor in connection with any such claim, demand, assessment, suit, action, or proceeding; (ii) make personnel, books, and records relevant thereto available to the Indemnitor; and (iii) grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as such Indemnitor may reasonably consider desirable and as such Indemnitee may reasonably consider necessary in connection therewith.

        9.2. Liability Thresholds. Notwithstanding anything in this Article to the contrary, no amount will be payable pursuant to this Article unless and until the aggregate indemnified losses asserted against the Indemnitor under this Article equals or exceeds $25,000 (the "Liability Threshold"). Once the Liability Threshold for the Indemnitor is reached, the Indemnitee will be entitled to the benefit of this indemnity to the extent of any and all losses above the Liability Threshold.

        9.3. Claims Survival Period. Notwithstanding any other provision herein, no claim may be asserted under this Agreement unless the Indemnitee gives the other party notice of such claim before the end of one year after the Closing Date; provided, that where notice of such claim has been timely given, such claim will survive beyond one year after the Closing Date.

        9.4. Exclusive Remedy. If the transaction closes, the rights of indemnification of either party under this Article will be the exclusive remedy as to any matters addressed in this Agreement. Prior to the Closing, the rights of the parties set forth in Article 10 will be the exclusive remedies of the parties as to the matters addressed therein.

        9.5. Subrogation. Following indemnification as provided for hereunder, the Indemnitor will be subrogated to all rights of the Indemnitee with respect to all persons relating to the matter for which indemnification has been made.

        9.6. Insured Losses. Notwithstanding any other term or provision of this Agreement, the Indemnitor will not be required to indemnify the Indemnitee for a loss to the extent that the Indemnitee receives insurance payments covering such loss; provided, that this provision would not result in the loss of, or a requirement to repay, such insurance by the Indemnitee. In the event that insurance is not paid to the Indemnitee to cover the full amount of the loss, the Indemnitor will remain liable for the difference between the insurance payment as described above and the amount of the loss.

        9.7. Arbitration. Any controversy or claim between or among WMBfsb and Buyer, including but not limited to those arising out of or relating to this Agreement or any related agreements or instruments, including any claim based on or arising from an alleged tort, will be determined by arbitration in accordance with Title 9 of the U.S. Code and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). All statutes of limitations which would otherwise be applicable will apply to any arbitration proceeding under this paragraph. Judgment upon the award rendered may be entered in any court having jurisdiction.

        9.8. Survival. This Article will survive the Closing.

                                    ARTICLE X

                                   TERMINATION

        10.1. Termination of Agreement. This Agreement will terminate and be of no further force or effect as between the parties hereto, except as to the liability for breach of any material covenant, agreement, representation, or warranty occurring or arising prior to the date of termination, upon the occurrence of any of the following:

               (a) Immediately upon the expiration of thirty (30) days from the date that WMBfsb has given notice to Buyer of a breach or default by Buyer in the performance of any covenant, agreement, representation, warranty, duty, or obligation hereunder, provided, however, that no such termination will be effective if, within such thirty (30) day period, Buyer will have substantially corrected and cured to WMBfsb's reasonable satisfaction the grounds for termination as set forth in such notice of termination or WMBfsb will have waived such default or breach or will have extended the time for such cure;

               (b) Immediately upon the expiration of thirty (30) days from the date that Buyer has given notice to WMBfsb of a breach or default by WMBfsb in the performance of any covenant, agreement, representation, warranty, duty, or obligation hereunder, provided, however, that no such termination will be effective if, within such thirty (30) day period, WMBfsb will have substantially corrected and cured to Buyer's reasonable satisfaction the grounds for termination as set forth in such notice of termination or Buyer will have waived such default or breach or will have extended the time for such cure;

               (c) By the either Buyer or WMBfsb if the Closing has not occurred on or before December 31, 1999, or

               (d) By Buyer as provided in Section 5.17.

        10.2. Immaterial Breach. Notwithstanding anything to the contrary contained herein, no party hereto will have the right to terminate this Agreement on account of its own breach or because of any immaterial breach by the other party hereto of any covenant, agreement, representation, warranty, duty, or obligation hereunder.

        10.3. Waiver of Right to Terminate. Any party may, at its election, waive in writing any of its respective rights to terminate this Agreement under the foregoing provisions of this Article 10, and the parties will be deemed to have waived such rights from and after the Closing Date even though actual settlement may have been delayed pursuant to the provisions of Article 12 or otherwise.

        10.4. Effect of Termination. Except as otherwise provided in this Agreement, in the event of termination of this Agreement, each party is responsible for its own expenses and neither party will be liable in damages to the other unless termination results from the breach or default of this Agreement by one of the parties. Except as may be otherwise provided in this Agreement, if the transaction contemplated by this Agreement fails to close because of the breach of any material covenant, agreement, representation, warranty, duty or obligation hereunder occurring or arising prior to the date of termination and if such breach arises out of a state of facts not reasonably within the control of the breaching party, then the breaching party will be liable to the other party for the other party's out-of-pocket expenses and costs, including attorneys' fees, but will not otherwise have liability for damages.

                                   ARTICLE XI

                             EFFECT ON THIRD PARTIES

        Except as otherwise provided by law, neither the rights of creditors and depositors of WMBfsb, nor any liability or obligation for payment of money, nor any claim or cause of action against WMBfsb will be in any manner released or impaired by this Agreement or by the transactions contemplated hereunder, and the rights and obligations of all creditors and depositors and of all other persons will remain unimpaired, but Buyer will succeed to all such obligations and liabilities which are actually included among the Liabilities as of the Closing Date and will be liable from then and thereafter to pay, discharge, and perform all such liabilities and obligations of WMBfsb assumed pursuant to this Agreement and in connection with the transactions contemplated hereunder in the same manner as if Buyer had itself incurred the liabilities or obligations, and Buyer will succeed to all of the rights, offsets, and defenses of WMBfsb in connection therewith.



                                   ARTICLE XII

                SETTLEMENT, ADJUSTMENTS AND TRANSITIONAL MATTERS

        12.1. Post-Closing Calculations and Settlements. Within fifteen (15) calendar days following the Closing Date, Buyer and WMBfsb will compute the amount of the Payment Amount according to the provisions of Section 3.1, and if the actual Payment Amount is different from the Estimated Amount calculated as provided in Section 6.1, then Buyer (if the Estimated Amount exceeds the Payment Amount) or WMBfsb (if the Payment Amount exceeds the Estimated Amount) will immediately pay such excess amount in immediately available to the other party, together with interest on such excess from the Closing Date to the date of payment at a simple per annum rate, without any compounding, at the effective federal funds rates (based on the average of the closing bid and offered quotations) as published daily by the Wall Street Journal. Any additional payments or adjustments arising out of this Agreement may be computed and paid, with interest calculated pursuant to this Section 13.1, in subsequent settlements by mutual agreement of the parties.

        12.2. Disputes as to Calculations. Buyer and WMBfsb agree to use their best efforts to agree on the calculation of the Payment Amount. In the event that the parties should fail to agree on either calculation, the parties agree to refer the matters in dispute with respect to such calculations to an independent firm of certified public accountants of national standing reasonably acceptable to Buyer and WMBfsb, and Buyer and WMBfsb agree to be bound by the determination of such firm with respect to the disputed matter relating to the calculation of the Payment Amount. Buyer and WMBfsb agree to share equally the fees and charges of such accounting firm for its services in resolving such dispute. If in the resolution of the dispute, it is determined that one party owes an amount to the other party, the paying party will also pay interest on such amount from the date it should have been paid to the date of payment at the same rate as provided in Section 12.1.

        12.3. Check Processing and Reimbursements. For a period of 60 calendar days after the Closing Date, WMBfsb will continue to process and pay checks or drafts drawn on checking accounts, NOW accounts and money market deposit accounts drawn on accounts transferred to Buyer pursuant to this Agreement, and Buyer will reimburse WMBfsb for the amount of funds paid on such checks or drafts as herein provided. During such 60 calendar day period, WMBfsb or its servicing agent will transmit to Buyer by 2:30 p.m. each day a report of all such checks or drafts for such day, and Buyer will pay WMBfsb the amount of such checks and drafts by the close of business of such day by means of a wire transfer from Buyer's account to WMBfsb's account; WMBfsb will provide Buyer with wiring instructions at or prior to Closing. During such 60 calendar day period, WMBfsb or its servicing agent will place all such checks or drafts received for collection on Deposit Accounts into the possession of a courier for delivery to Buyer by the morning of the second business day following such receipt. Buyer will be responsible for determining if each such check or draft delivered is properly payable. If any such check or draft is not properly payable, Buyer may dishonor such check or draft and return it to WMBfsb, which will return such check or draft to the Federal Reserve Bank with jurisdiction over WMBfsb and Buyer for credit to WMBfsb's account. WMBfsb will be obligated to reimburse Buyer for such amount, and it is agreed that Buyer may deduct the amount of any returned check or draft from its next daily transfer of funds. However, WMBfsb will have no obligation to reimburse Buyer in the event its account at the Federal Reserve Bank is not so credited, and, in such an event, Buyer will be obligated to pay back to WMBfsb the amount it had previously deducted pursuant to the preceding sentence. After the 60 calendar day period, WMBfsb will not accept any such checks and such checks will be returned marked "Account number not properly formatted." Any additional charges by WMBfsb's servicing agent in order to comply with this Section 12.3 will be shared equally between Buyer and WMBfsb.

        12.4. ACH Transactions. With respect to the direct pay and automated clearing house transactions requested by customers of the acquired branches after the Closing Date, Buyer agrees to use its best efforts to notify, within 30 days after Closing, the appropriate Federal Reserve Bank to redirect such direct pay and automated clearing house transactions from WMBfsb to Buyer. WMBfsb agrees that for a period of three months following the Closing Date it will effectuate such requests in the same manner and with the same diligence as it would have prior to the Closing Date. WMBfsb agrees to provide Buyer with the daily detail necessary for Buyer to timely credit or debit the customer's account and to allow Buyer to send Notifications of Changes. WMBfsb and Buyer agree to a timely net daily settlement of these transactions. At the end of such period of three months, WMBfsb will discontinue accepting and forwarding ACH entries and funds and return them to the originators marked "Account Closed." The parties may agree to other procedures to handle ACH transactions.

        12.5. Returned Items. With respect to any items that are credited as of the Closing Date to an account being transferred to Buyer pursuant hereto that are returned unpaid ("Returned Item"), and if there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit at the Banking Offices of Buyer standing in the name of the party liable for such Returned Item, and if Buyer has a right of charge-back against the account to which such Returned Item was credited or a right of set-off against such other accounts in respect of the charge-back, Buyer will debit any or all of such accounts an amount equal in the aggregate to the Returned Item and will repay that amount to WMBfsb, reduced, however, by the amount of the Premium, if any, attributable to such Returned Item. If the charge-backs or set-offs do not provide sufficient funds for such purposes, Buyer will have no obligation to repay WMBfsb the amount of such deficiency unless and until Buyer obtains reimbursement from the party liable for the Returned Item. Buyer will use commercially reasonable efforts to obtain such reimbursement.

        12.6. Overdraft Loans. WMBfsb agrees that in the event that Buyer has not received any amounts owing on Overdraft Loans within 60 calendar days after Closing, then, at Buyer's request WMBfsb will pay to Buyer the aggregate amount owing on such Overdraft Loans and Buyer will reassign to WMBfsb all right, title and interest in such Overdraft Loans.

        12.7. Records and Financial Information. The party having control of the relevant records and financial information used in connection with any adjustment provided for in this Article 12 will certify the accuracy of such record and financial information if so requested by the other party.

                                  ARTICLE XIII

                                  MISCELLANEOUS


        13.1. Expenses. Except as is otherwise specifically provided in this Agreement, whether the Closing takes place or whether this Agreement is terminated, each party will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, but not by way of limitation, all regulatory fees, attorneys' fees, accounting fees and other expenses.

        13.2. Notices. All notices, demands, and other such communications hereunder must be in writing and will be deemed to have been duly given if delivered in person or by Federal Express or similar overnight courier service, fees prepaid, or otherwise actually delivered, as follows:

               (a)    If to WMBfsb, to:

                             Washington Mutual Bank
                             The Washington Mutual Tower
                             1201 Third Avenue, 15th Floor
                             Seattle, Washington  98101
                             Attention:  James B. Fitzgerald
                      with copy to:

                             Heller Ehrman White & McAuliffe
                             6100 Columbia Center
                             701 Fifth Avenue
                             Seattle, WA 98104-7098
                             Attention:  Bernard L. Russell

               (b)    If to Buyer, to:

                             Glacier Bank
                             202 Main Street
                             Kalispell, Montana 59901
                             Attention:  Michael J. Blodnick

                      with copy to:

                             Graham & Dunn PC
                             1420 Fifth Avenue, Suite 3300
                             Seattle, WA  98101-2390
                             Attention:  Stephen M. Klein


        The persons or addresses to which deliveries will be made may change from time to time by notice given pursuant to the provisions of this Section 13.2.

        13.3. Successors and Assigns. All terms and provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors, and assigns, provided, however, that this Agreement and all rights, privileges, duties, and obligations of the parties hereto may not be assigned or delegated by either party hereto prior to the day after the Closing Date without the written consent of the other party to this Agreement and provided further that in case of any such assignment or delegation, the party assigning or delegating also will remain responsible as a party hereto.

        13.4. Third-Party Beneficiaries. Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto (except for Section 5.13, which is intended to benefit third party beneficiaries).

        13.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together constitute one instrument.

        13.6. Governing Law. This Agreement is made and entered into in the State of Washington, and the laws of that State govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder, except that the laws of the State of Montana govern the validity and interpretation of all matters concerning real property.

        13.7. Captions. The captions contained in this Agreement are for convenience of reference only and do not constitute a part of this Agreement.

        13.8. Entire Agreement; Limitations. The making, execution, and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties, or agreements other than those herein expressed. This Agreement (including exhibits and schedules hereto) embodies the entire understanding of the parties and supersedes any prior agreements or understandings, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except for the Confidentiality Agreement, which remains in full force and effect. This instrument and the agreements contained herein may be amended or modified only by an instrument of equal formality signed by the parties or their duly authorized agents.

        13.9. Confidentiality. The undertakings in Section 5.1 with regard to confidentiality will survive termination of this Agreement and the Closing. It is understood and agreed that this Agreement (including schedules and exhibits) will be filed with certain regulators.

        13.10. Press Releases. No press release will be issued relating to the transactions contemplated by this Agreement without prior approval of WMBfsb and Buyer. However, either WMBfsb or Buyer may issue at any time any press release it believes, on the advice of its counsel, it is obligated to issue to avoid liability under any law relating to disclosures, but the party issuing such a press release will make every reasonable effort to give the other party prior notice and an opportunity to participate in such release and any press release must conform to the confidentiality provisions of Section 13.9. It is understood and agreed that certain public notices must be made in connection with regulatory approval of the transaction contemplated by this Agreement. Buyer will be permitted to meet with the Transferred Employees prior to the issuance of any press releases.

        13.11. Attorneys' Fees. In the event of any suit, action or proceeding arising out of or in connection with this Agreement (other than a dispute referred to an accounting firm as provided in Section 12.2), the prevailing party will be entitled to its costs, expenses and reasonable attorneys' fees incurred in connection with such suit, action or proceeding and on appeal.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                        WASHINGTON MUTUAL BANK fsb

                                        By: /s/ James B. Fitzgerald
                                           -------------------------------------

                                              Its: Senior Vice President
                                                  ------------------------------
                                        GLACIER BANK



                                              By: /s/ Michael J. Blodnick
                                                 -------------------------------


                                              Its: Chief Executive Officer
                                                  ------------------------------

                                    EXHIBIT A

                              ESTOPPEL CERTIFICATE

THIS IS TO CERTIFY THAT:

1. The undersigned is the Tenant under that certain Lease dated __________, ("Lease") by and between _______________ as Lessor ("Landlord") and Tenant, demising certain premises commonly known and designated as _______________________ _________ ("Premises").

2. The Lease has not been modified, changed, altered, assigned, supplemented or amended in any respect except as indicated below (if none, state "None"):
________________________________________________________________________________
________________________________________.

3. The current monthly rent is $___________.

4. Tenant has paid rent for the Premises for the period up to and including _____________, 199____. No such rent (not including security deposit) has been paid more than one (1) month in advance of its due date, except as indicated below, (if none, state "None") _________________________________________________
_______________________________________________________________________________.

5. The expiration date of the Lease is ________________________, 20__.

6. Tenant has made a security deposit of $______________________.

7. To Tenant's knowledge, Landlord is not currently in default under the Lease beyond any applicable grace periods, except as indicated below (if none, state "None"):________________________________________________________________________
____________________________________________________________.

8. Tenant has received no notice from Landlord that Tenant is in default under the Lease, except as indicated below (if none, state "None"):___________________
____________________________.

9. The address for notice to be sent to Tenant is as follows:

               _____________________________
               _____________________________
        Attn:  _____________________________

10. The undersigned is authorized to execute this Certificate on behalf of Tenant.

By:_______________________________________
Its:______________________________________
Date: ____________________________________

                                    EXHIBIT B

                                  WARRANTY DEED



        For Value Received, WASHINGTON MUTUAL BANK fsb, a federally chartered savings association, of 1201 Third Avenue, Seattle, Washington 98101, the Grantor, does hereby grant, bargain, sell and convey unto GLACIER BANK, a Montana chartered banking corporation, of 202 Main Street, Kalispell, MT 59901, the Grantee, the following described real property, in Silver Bow County, State of Montana, to-wit:



                            [See attached Exhibit A]



SUBJECT TO encumbrances of record.

        TO HAVE AND TO HOLD the said premises, with their appurtenances unto the said Grantee, and to its successors and assigns, forever. And the said Grantor does hereby covenant to and with the said Grantee, that it is the owner in fee simple of said premises; that said premises are free from all encumbrances suffered by Grantor and that it will warrant and defend the same from all lawful claims by any person claiming or to claim by, through or under Grantor, and not otherwise.

        IN WITNESS WHEREOF, the Grantor has caused its name to be hereunto subscribed by its ________________________this _____ day of __________, 1999.

                                        WASHINGTON MUTUAL BANK fsb



                                        By: ____________________________________



STATE OF WASHINGTON                 )
                                    ) SS.
COUNTY OF KING                      )

        On this _____ day of _______, 1999, before me, the undersigned, a Notary Public for the State aforesaid, personally appeared ________________________________, known to me to be the ____________________ of
WASHINGTON MUTUAL BANK fsb, a federally chartered savings association, the association that executed the foregoing instrument, and acknowledged to me that such association executed the same.

        IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate last above written.

                                        ________________________________________

                                        Notary Public for the State of _________

                                        Residing at ___________________________

                                        My Commission expires ________________

                                    EXHIBIT C

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Assignment and Assumption Agreement is entered into as of the _____ day of ______________________, 1999, by and between WASHINGTON MUTUAL BANK fsb ("WMBfsb") and GLACIER BANK ("Buyer").

        WMBfsb and Buyer are parties to that certain Purchase and Assumption Agreement dated May ___, 1999 (the "Purchase Agreement") pursuant to which WMBfsb agreed to sell to Buyer and Buyer agreed to purchase from WMBfsb, certain real and personal property in connection with the business of WMBfsb's two branch banking offices in Butte, Montana (the "Branches"). In connection therewith, Buyer agreed to assume certain customer deposit accounts and certain other liabilities held by WMBfsb at the Branches.

        The purpose of this Assignment and Assumption Agreement is to evidence the transfer and assumption of such deposit accounts and the assignment of certain related matters. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Purchase Agreement.

        Therefore, for good and valuable consideration, the parties agree as follows:

        1. Assumed Contracts. WMBfsb hereby transfers and assigns to Buyer all of WMBfsb's right, title and interest in and to the Assumed Contracts as of the date hereof, and Buyer hereby agrees to accept the Assumed Contracts and perform all obligations thereunder from and after the date hereof. "Assumed Contracts" shall mean contracts described on Exhibit 1 hereto including the real property Leases described therein.

        2. Deposit Liabilities. WMBfsb hereby transfers and assigns to Buyer all of WMBfsb's obligations and liabilities to customers including payment of principal and interest in respect of all deposit accounts held at the Branches as of the Closing Date and described on Exhibit 2 hereto (the "Transferred Deposits"), and Buyer hereby assumes and agrees to pay and perform all such obligations and liabilities from and after the Closing Date in accordance with their terms.

        3. Representations and Warranties. All representations, warranties and indemnifications in connection with the Assumed Contracts and Transferred Deposits set forth in the Purchase Agreement between WMBfsb and Buyer are incorporated herein.

        Executed as of date first written above.

                                        WASHINGTON MUTUAL BANK fsb



                                        By:_____________________________________

                                             Its:_______________________________

                                             GLACIER BANK



                                        By:  ___________________________________

                                             Its:_______________________________

                                    EXHIBIT D

                      BILL OF SALE AND ASSUMPTION AGREEMENT



        For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, WASHINGTON MUTUAL BANK fsb ("Seller") does hereby assign, grant, sell, transfer and deliver to GLACIER BANK ("Buyer"), in accordance with that certain Purchase and Assumption Agreement dated as of May ___, 1999, by and between Seller and Buyer (the "Agreement"), all of Seller's right, title and interest in and to all of the furniture, equipment, trade fixtures and other tangible personal property assets set forth on the attached Exhibit A. Seller acknowledges that Buyer does not assume and shall have no liability for any debts, liabilities or obligations of Seller of any kind whatsoever except as specifically set forth in the Agreement or in any other writing executed by Buyer. All representations, warranties and indemnifications set forth in the Purchase Agreement are incorporated herein. Seller makes no other representations or warranties, express or implied, except as set forth expressly herein or in the Agreement. Except to the extent, if any, set forth in the Agreement, all property transferred to Seller pursuant to this Bill of Sale and Assumption Agreement is "as-is."

        This Bill of Sale and Assumption Agreement has been duly executed by Seller and Buyer as of the _____ day of _____, 1999.



                                             WASHINGTON MUTUAL BANK fsb



                                        By:  ___________________________________

                                             Its:_______________________________

                                             GLACIER BANK



                                        By:  ___________________________________

                                             Its:_______________________________



                                       3